Exhibit 99.1

June 11, 2008

Dear Fellow Stockholder,

We previously sent you proxy materials relating to our upcoming Annual Stockholders Meeting. Included in the package was a WHITE proxy card on which we asked you to vote on several proposals. No matter how many shares you own, it is very important that they be represented at the Annual Meeting. Please support your Company and vote your shares today.

We appreciate your continued support as your Board and your management team implement the turn-around of your Company. We have made TVI a more efficient company and, as this year progresses, we expect to see a growing stream of new business opportunities. If we stay on course, TVI will reach a major milestone in the Company’s turn-around — operating profitability — in the third quarter of this year. Unfortunately, two individuals, Allen Bender and Jeff Squires, are disrupting TVI’s return to profitability. Please discard any blue proxy card you may have received from Bender and Squires.

Last week, we mailed you a letter describing the history behind the proxy contest Allen Bender and his personal lawyer, Jeff Squires, launched against TVI. In that letter, we described the tactics they have employed since as early as June 2007 to gain access to your Board.

Do not be misled by Squires and Bender. Please review our plan, which is summarized below and explained in greater detail in our filings with the SEC and other public communications. Compare the actions we’ve taken to turn-around TVI with the disruptive actions Squires and Bender have taken as early as June of 2007 to gain seats on your Board that are undermining our efforts. We are confident you will conclude that our path to a successful future should not be derailed by these men.

Since our Annual Meeting is fast approaching, time is of the essence. Please vote today. The enclosed WHITE proxy card contains instructions to quickly and easily vote by phone or internet to ensure that your vote is received in time for the meeting.

Letter to Stockholders

June 11, 2008

OUR PLAN TO STRENGTHEN TVI

1. Address Our Debt. As you know, we completed a restructuring of our debt facility in February of 2008. The restructuring provides us with much more near-term financial flexibility and validates a valued working relationship with our Bank, BB&T.

2. Pursue Known Sources of Funding. The Company’s traditional commercial market remains important to us and, over the last year, we have restored relationships with a number of our commercial distributors. At the same time, we have identified, pursued and won opportunities in the government and military, setting the stage for continued growth in these markets. We have made progress in these markets more quickly than we expected.

3. Restructured Our Business to Be Responsive to Our Target Markets. As a result of our expansion into new markets and to increase accountability and efficiency, we divided TVI into three separately managed divisions. Each division is accountable, on its own, for achieving identified performance goals. This structure gives each of the divisions the specialized management expertise and focus they need.

4. Right-Size the Enterprise Based on Revenue Expectations. As we work to increase revenue, we have taken steps to reduce costs, including headcount reductions, other spending cuts and integration or closure of underperforming facilities.

BENDER AND SQUIRES HAVE NO CREDIBLE PLAN

Neither Bender nor Squires has worked with the Company for at least six years. It is a larger and much more complex enterprise than the one they knew. The random list of complaints in their proxy statement shows that neither brings much relevant product expertise or up-to-date capital markets experience to the Company. You deserve an experienced, qualified Board that understands your Company and the markets it serves and represents the best interests of ALL TVI’s stockholders, not just a select few.

Bender and Squires offer no plan to turn-around the Company. Instead, they offer complaints and criticisms which we believe are obvious or, in some cases, blatantly false. As an example of the obvious, they argue that TVI needs to control costs, yet they do not identify what costs should be cut nor by how much. By contrast, we have cut more than $7 million in annualized costs as part of our turn-around efforts. As an example of the false, Bender and

Letter to Stockholders

June 11, 2008

Squires state that the Company did not grant any options to employees of the Company other than executive management during 2007 and that management equity grants under the Company’s proposed 2008 Equity Incentive Plan will not be adjusted for a reverse stock split; they use these statements to disrupt approval of the Plan. Both statements are blatantly false. The Company is proposing the Plan to enable equity grants to effectively compete for, motivate and retain key employees, Directors and consultants, particularly in light of the limited cash resources available to the Company. Interestingly, the Plan is proposed as a replacement plan to the Company’s 1998 Incentive Stock Option Plan, a plan put in place by Bender and Squires with the same purpose and with significantly greater headroom as a percentage of outstanding shares than the currently proposed Plan.

Bender and Squires know the precarious financial position the Company faces, yet they proceeded with their costly proxy contest anyway.

YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY

To support your Board’s recommendations, including a vote FOR your Board’s nominees, please vote the WHITE proxy card today. Even if you have previously voted on the blue proxy card supplied by Bender and Squires, you can still change your vote to support your Board. If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Company’s proxy materials, please call our proxy solicitation firm, The Altman Group toll-free at (866) 388-7763.

Thank you for your continued support.

Sincerely,

Harley A. Hughes
President and Chief Executive Officer

Letter to Stockholders

June 11, 2008

Safe Harbor

This letter to stockholders contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should,” “anticipates,” “believes,” “expects,” “might result,” “estimates” and others. These forward-looking statements are based on information available to TVI as of the date hereof and involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences, including, but not limited to those set forth in TVI Corporation’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this letter. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information

On May 20, 2008, TVI Corporation filed a definitive proxy statement with the SEC in connection with the Company’s 2008 Annual Meeting. TVI stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from TVI’s Internet website at www.tvicorp.com or by writing to TVI Corporation, 7100 Holladay Tyler Road, Glenn Dale, MD 20769, Attention: Corporate Secretary. Such materials are also available by contacting our proxy solicitor, The Altman Group, by toll-free telephone at (866) 388-7763. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of TVI’s stockholders is available in TVI’s definitive proxy statement filed with the SEC on May 20, 2008.